EXHIBIT 99.1

March 9, 2011

Via Email

James B. DeBello John M. Thornton
President, CEO Chairman
Mitek Systems, Inc. c/o Mitek Systems, Inc.
8911 Balboa Avenue, Suite B 8911 Balboa Avenue, Suite B
San Diego, CA 92123 San Diego, CA 92123

Dear Jim and John:

I am writing in response to the Current Report on Form 8-K filed by Mitek Sytems [sic] Inc. on February 2, 2011, as I disagree with a number of statements made by Mitek Systems, Inc. in the Form 8-K. In particular, I disagree with the following statements:

1. “On January 14, 2011, James DeBello, president, chief executive officer and a director of the of the Company, and John Thornton, the chairman of the board of directors, informed Michael Bealmear, a member of the board of directors of the Company, that the board had determined that he would not be one of the board's nominees at the upcoming annual meeting of stockholders.”

2. “The board instead nominated a candidate with extensive banking and payments industry expertise, based on his wealth of business and strategic experience in the very sectors of the markets which are the focus of the Company and its marketing efforts.”

3. “The Company's board of directors determined not to reconsider their decision regarding Mr. Bealmear's nomination, and determined not to negotiate any separation agreement with Mr. Bealmear.”

I disagree with each of these three statements because each states that the board of directors of the Company took action. However, the board of directors can only take action as a body at a validly called meeting or by unanimous written consent. At all times when these actions were to have been taken I was a member of the Company’s board of directors. I did not receive notice of a meeting or meetings at which these actions were purportedly taken (as required by the Company’s bylaws), so I do not see how there could have been any valid meeting of the board of directors to take these actions. Further, I certainly did not waive notice of any of these meetings nor did I consent to any of these actions.

I also note that the Form 8-K filed on February 2, 2011, that the Company states: “The Company strongly disagrees with each of Mr. Bealmear’s assertions.” One of my assertions was that I did not receive notice of the meeting of the Compensation Committee to be held on November 15, 2010, nor did I consent to the action taken. I did receive an email from the Chairman of the Compensation Committee to the other members of the Compensation Committee inquiring “Can we schedule a comp committee meeting on Monday at 2PM PST? Let me know your availability or suggest alternative times.” However, this was not notice of a meeting (it was a question as to whether we could schedule a meeting, not a statement that a meeting would be held). I had responded that I would not be available, and when my time would free up. However, there was no subsequent communication actually notifying me that a meeting would be held at that time. So I do not see how the Company can disagree with my statement that I did not receive notice.

Please note that this requirement for validly calling a meeting is what led me to question the validity of the options purportedly granted on Monday, November 15, 2010. As communicated to the Audit Committee and the Company’s outside auditors prior to the filing of the Quarterly Report on Form 10-Q, I believe that the options purportedly granted by the Compensation Committee on November 15, 2010, were invalid due to the lack of notice of the meeting. This led me to question the accounting for the purported stock options at the Audit Committee meeting, which was not resolved at the Audit Committee meeting and, as I can see from the Form 10-Q as filed, were accounted for as having properly been granted. In addition, as I recollect, during my tenure on the Board the Compensation Committee always made recommendations to the Board regarding the grants of stock options, and the Board made the grants; the Compensation Committee Charter does not appear to convey authority to the Compensation Committee to grant stock options to employees of the Company other than the Chief Executive Officer, and I do not recall the Board ever conveying the authority to the Compensation Committee to grant stock options, which further calls into question the validity of the grants of the stock options other than to the Chief Executive Officer. Consequently, I continue to question whether the accounting for these purported stock option grants is correct.

Sincerely,

/s/ Michael Bealmear

Michael Bealmear